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                                  EXHIBIT 10.2


                              AMENDMENT NO. ONE TO
                              EMPLOYMENT AGREEMENT
                                       OF
                                RICHARD D. YOUNG

                  This AMENDMENT NO. ONE TO EMPLOYMENT AGREEMENT is entered into as of February 3, 1998, by and between PACIFICAMERICA MONEY CENTER, INC., a Delaware corporation (hereinafter referred to as "Employer"), and RICHARD D. YOUNG (hereinafter referred to as "Young"), with reference to the following facts:

                  A. Employer and Young are parties to an Employment Agreement dated as of June 27, 1996 (the "Agreement"), pursuant to which Employer has engaged Young as Senior Vice President and Chief Operating Officer of Employer and President and Chief Operating Officer of Pacific Thrift and Loan Company, a wholly-owned subsidiary of Employer. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

                  B. Employer and Young now desire to amend certain provisions of the Agreement as set forth herein.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  1. Section 2(a)(ii) of the Agreement is hereby amended to provide that, with respect to the portion of the Bonus earned for the year ended December 31, 1997 (the "Deferred 1997 Bonus") which has not been advanced as of the date hereof, Employer shall pay such Deferred 1997 Bonus as provided herein. Employer shall use its best efforts to determine the amount of the Deferred 1997 Bonus (the "Determination Date") on or before March 15, 1998, and shall pay the Deferred 1997 Bonus by the fifth business day following the Determination Date (the "Deferred 1997 Bonus Payment Date") in the following manner:

                  a. $250,000 shall be paid in cash;

                  b. $500,000 shall be paid in shares of common stock of Employer ("Common Stock") equal to a fair market value of $500,000, which shall be determined as the number of shares equal to the nearest whole number derived from dividing $500,000 by the highest of: (i) the closing price per share of the Common Stock on the Determination Date, as reported on the Nasdaq National Market ("NNM"); (ii) the average closing price per share of the Common Stock for the 10 trading days preceding the Determination Date as reported on the NNM; or
(iii) $10.00 per share, with any fractional amount paid in cash; and

                  c. The remaining amount of the Deferred 1997 Bonus shall be paid in the form of an unsecured promissory note payable in two equal installments, one due on August 1, 1997 and one due on the date which is one year after the Deferred 1997 Bonus Payment Date, bearing interest at the rate announced from time to time by Bank of America as its reference rate for prime borrowers.
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                  2. Except as amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect, and this Amendment shall be deemed a part of the Agreement, subject to all of the general terms and conditions of the Agreement.


                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                    PACIFICAMERICA MONEY CENTER, INC.


____________________________        By:______________________________
RICHARD D. YOUNG                       Joel R. Schultz, President and
                                       Chief Executive Officer





Attest:



By:_________________________________
   Richard B. Fremed, Corporate Secretary